Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into between George C. Zoley (the “Executive”) and The GEO Group, Inc. (“GEO”) (collectively, the “Parties”), as follows:

Terms and Conditions

1. Separation of Employment. Pursuant to Section 7 of the of the Third Amended and Restated Executive Employment Agreement between Executive and GEO, dated August 22, 2012, as amended (the “Employment Agreement”) which permits GEO to terminate Zoley’s employment for any reason upon not less than 30 days written notice, Zoley hereby acknowledges that GEO is terminating his employment without cause effective June 30, 2021 (the “Separation Date”). Executive will be paid all accrued wages through and including the Separation Date.

2. Consideration. In consideration for the release in paragraph 3 below as well as Executive’s adherence to the continuing covenants in this Agreement and those set forth in Section 8 of the Employment Agreement, and in full satisfaction of all final payments due Executive from GEO under the Amended and Restated Executive Retirement Agreement between Executive and GEO, dated February 26, 2020 (“the Retirement Agreement”) or otherwise, and following both: (i) the Executive’s signing of this Agreement; and (ii) expiration of the Revocation Period set forth in paragraph 24 below, the Parties agree: (a) to enter into the Executive Chairman Employment Agreement attached hereto as Exhibit “1” and incorporated herein by reference and made a part hereof (the “Executive Chairman Agreement”); (b) within ten (10) days GEO shall pay Executive payments in the amount of $5,851,555_________ (less any applicable taxes and withholdings), which represents the sum of two (2) years of Executive’s base annualized salary and two (2) time the Executive’s current target bonus under GEO’s Senior Management Performance Award Plan; (c) GEO shall vest any unvested stock options, and restricted stock at date of Separation, provided however, that any restricted stock that is still subject to performance based vesting at the time of such termination shall vest at such time the performance goals are met if Zoley is still providing services to GEO under the Executive Chairman Agreement (the “Accelerated Vesting”); (d) in the event Executive timely elects and remains eligible under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue and maintain health insurance coverage under GEO’s health insurance benefits plan, pay Executive’s premiums under COBRA for the continuation of Executive’s health insurance coverage and of his any covered dependents (and if applicable, his beneficiaries) under the GEO’s health insurance plan at the level in effect on the Separation Date for the duration of the Executive’s eligibility for COBRA (eighteen (18) months), and thereafter, GEO shall reimburse Executive for the cost of health insurance at the same level for a period of eight and a half (8 1⁄2) years, for a total benefit of ten (10) years of health insurance coverage following the Separation Date (the “Health Benefit”); (e) within ten (10) days Executive will be paid all accrued dividends on his unvested shares of restricted stock; and (f) GEO shall provide Executive the fringe benefits listed in Exhibit “A” of this Agreement for a duration of ten (10) years thereafter (the “Fringe Benefits”). For purposes of this Agreement, the Payment, the Accelerated Vesting, the Health Benefit, and the Fringe Benefits shall collectively be referred to as the “Termination Payments.” If the Executive should die during the 10-year period following expiration of the Revocation Period, GEO shall continue to provide the Health Benefit and Fringe Benefits to Executive’s covered dependents under the same terms as the benefits were being provided to Executive prior to his death and, to the extent applicable, to Executive’s estate.

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3. Release. In exchange for the Termination Payments, Executive releases and gives up any and all waivable claims and rights that Executive may have against GEO, its parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, members, shareholders, executives, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators and joint venture partners, and all of their respective predecessors, successors and assigns (collectively, “Releasees”). This releases all waivable claims resulting from anything that has happened up through the date that Executive signs this Agreement, including those claims of which Executive is not aware and those not specifically mentioned in this Agreement, regardless of whether such claims are asserted or unasserted, suspected or unsuspected, accrued or not yet accrued. Without limiting the generality of the foregoing, Executive specifically releases all claims relating to: (i) Executive’s employment by GEO, the terms and conditions of such employment, Executive benefits related to Executive’s employment, the termination of Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination (including harassment), whistleblowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), The Families First Coronavirus Response Act (“FFCRA”), the Fair Labor Standards Act (“FLSA”), the Executive Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), COBRA, the National Labor Relations Act (“NLRA”), the Families First Coronavirus Relief Act (“FFCRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, § 725.07, Fla. Stat., any and all claims/actions for retaliation that have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution, or any state or local discrimination (including harassment), whistle blowing or retaliation law; (iii) any and all waivable claims for unpaid wages under any state or local law; (iv) any and all claims for violation of any state or local wage and hour law; (v) any and all waivable rights under the Constitution of the state in which Executive resides or performed work for GEO; (vi) any and all claims for wrongful discharge; (vii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (viii) any and all claims under any contract, whether express or implied, including, but not limited to, the Employment Agreement and/or Retirement Agreement; (ix) any and all claims for unintentional or intentional torts, emotional distress and pain and suffering; (x) any and all claims for violation of any statutory or

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administrative rules, regulations, ordinances or codes; and (xi) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation and/or the like. Executive represents that Executive knows of no claim against the Releasees that Executive has that has not been released by this paragraph. Executive understands and agrees that this Agreement is binding on Executive and on anyone who succeeds to Executive’s rights. Executive further understands that this Agreement and incorporated general release does not waive rights or claims that may arise after the date that this Agreement is signed by him or rights or claims that cannot be waived as a matter of law (such as claims for unemployment compensation benefits and workers’ compensation benefits).

4. Taxes and Indemnification. Executive agrees to pay any and all taxes (other than GEO’s share of payroll taxes) found to be owed from the Termination Payments and to indemnify and hold GEO harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or are asserted against or imposed upon the Releasees by any taxing authority as a result of Executive’s non-payment of taxes for which Executive is legally responsible. Executive understands and agrees that any necessary tax documentation, such as IRS Form W-2s, may be filed by GEO with regard to monies paid under this Agreement. Executive and GEO acknowledge that nothing herein shall constitute tax advice to the other party.

5. Confidentiality. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

6. Incitement of Claims/Participation in Claims. Executive agrees that Executive will not encourage or incite any person including, but not limited to, other current or former Executives of GEO to disparage, assert any complaint or claim in federal or state court against Releasees (except as outlined in paragraph 8 below). Executive also agrees not to participate, cooperate or assist in any manner, whether as a witness, expert, consultant or otherwise, in any lawsuit, complaint, charge or other proceeding involving GEO or any of the other Releasees as a party unless requested to do so by GEO, compelled by subpoena or court order, or as outlined in paragraph 8 below. Executive acknowledges that any incitement of others to file such claims or participation in such claims by Executive (except as outlined in paragraph 8 below) would constitute a material breach of this Agreement. Further, Executive warrants and represents that Executive is unaware of any other person who may have a claim or cause of action against the Releasees for any reason.

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7. Cooperation/Fiduciary Obligations. Executive agrees, upon the request of GEO or any of the other Releasees, to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with GEO. Executive will remain reasonably available to consult with counsel for GEO and any of the other Releasees, to provide information, and to appear to give testimony. To the extent permitted by law, GEO will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses. This Agreement in no way relieves Executive of any fiduciary obligations that Executive may owe to GEO.

8. Non-Interference. Nothing in this Agreement shall interfere with Executive’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, Executive does not release the right to recover a bounty or reward from the SEC in connection with the disclosure of information associated with any investigation conducted by the SEC, if applicable. However, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims that are released by Executive herein and Executive will not be entitled to recover and agrees to waive any monetary benefits or recovery against Releasees in connection with any such claim, without regard to who has brought such claim.

9. No Claims Filed. Executive represents and warrants that Executive has not filed any claims or causes of action against any of the Releasees, including, but not limited to, any charges of discrimination (including harassment) or retaliation with any federal, state or local agency or court. Executive’s representation to same constitutes a material inducement for GEO entering into this Agreement. In the event Executive has filed such a claim or cause of action, it will be considered a material breach of the terms of this Agreement.

10. Complete/Agreement Survival. The Parties agree that this Agreement and incorporated release sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except that the post-employment obligations contained in the Employment Agreement (including the arbitration provisions) and the Retirement Agreement shall survive the execution of this Agreement and Executive’s termination of employment, and shall remain in full force and effect. Executive acknowledges and understands that Executive’s post-termination obligations under paragraphs 5, 6, 7 and 13 of this Agreement and those contained in Section 8 of the Retirement Agreement and Section 8 of the Employment Agreement (including the arbitration agreement) survive termination of Executive’s employment with GEO.

11. Sufficiency of Consideration; Severability. Executive agrees that the Termination Payments are made in exchange for and constitutes good and valuable consideration for Executive’s execution of this Agreement. Should a court of competent jurisdiction determine that the general release set forth in paragraph 3 above is invalid, void and/or unenforceable, then Executive agrees that GEO’s obligations under this Agreement shall be null and void and Executive shall return the Termination Payments to GEO. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

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12. Acknowledgment. Executive acknowledges that Executive has been advised in writing to consult with an attorney before signing this Agreement; acknowledges and understands that the general release contained in paragraph 3 above effectively waives all claims under the ADEA; agrees that this Agreement complies with the OWBPA; and acknowledges that Executive has been afforded the opportunity to consider the terms of this Agreement for a period of twenty-one (21) days prior to its execution. Executive understands that Executive may use as much or as little of this twenty-one (21) day review period as desired. The Parties agree that any material or non-material changes made to this Agreement after Executive receives this Agreement do not restart the running of the twenty-one (21) day period. Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that Executive enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. Executive acknowledges and represents that Executive assumes the risk for any mistake of fact now known or unknown, and that Executive understands and acknowledges the significance and consequences of this Agreement. Executive further acknowledges that Executive has read this Agreement in its entirety; that Executive fully understands all of its terms and their significance; and that Executive has signed the Agreement voluntarily, knowingly and of Executive’s own free will. Executive further affirms that Executive has been provided and/or has not been denied any leave requested under the FMLA or applicable state or local law and has not suffered any workplace injuries or occupational diseases. Executive represents that: (a) no part of the monies paid pursuant to paragraph 2 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and that (b) Executive does not contend and is not aware of any facts to suggest Executive has been subjected at any time to any acts of sexual harassment or sexual abuse by GEO. Executive acknowledges that GEO has relied on Executive’s representations in this paragraph 12 in agreeing to make the Termination Payments. Notwithstanding this paragraph 12, and without limiting the scope of the general release in paragraph 3, nothing in this paragraph prohibits Executive from disclosing any facts or claims pertaining to incidents of sexual harassment or sexual abuse. The Parties hereby acknowledge and agree that affiliates of GEO are intended third-party beneficiaries of this Agreement and shall be entitled to enforce its terms directly against Executive to the same extent as if they were party hereto.

13. Non-Disparagement. Executive and GEO agree and warrants that at no time in the future will Executive of Geo, as applicable, make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions that in any way defame GEO or any of the other Releasees, or Executive, as applicable, or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions, by anyone else, including, but not limited to, other current or former Executives of the Releasees (except as outlined in paragraph 8 above). Executive and GEO acknowledges that (except as outlined in paragraph 8 above) any incitement of others to defame the Releasees, or Executive, as applicable, would constitute a material breach of this Agreement. In the event such a communication is made to anyone, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

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14. Breach. Executive acknowledges that if Executive materially breaches or threatens to materially breach this Agreement, discloses and/or uses GEO’s Confidential and/or Proprietary Information, breaches the cooperation provisions of this Agreement, breaches the restrictive covenants of the Employment Agreement, and/or commences a suit, action, proceeding or complaint in contravention of this Agreement and waiver of claims (except as outlined in paragraph 8 above), GEO’s obligations to provide Executive the Termination Payments and/or provide the benefits referred to above shall immediately cease and GEO shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to or on behalf of Executive under this Agreement. Further, nothing in this Agreement shall prevent GEO from pursuing an injunction to enforce the provisions of paragraphs 5, 6, 7 and 13 above or the restrictive covenants in the Employment Agreement. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

15. Non-Admission. The Parties understand that the Termination Payments and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise by any entity or any person.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors.

17. Enforcement. If either party breaches this Agreement, or any dispute arises out of or relating to this Agreement, Executive shall be entitled to his reasonable attorneys’ fees, paralegals’ fees and costs, at all levels, including appeal, in the event that Executive is the prevailing party. In the event of any litigation arising out of this Agreement, the exclusive venue shall be in Palm Beach County, Florida and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies, and shall be decided by an arbitrator in accordance with the arbitration provisions of the Employment Agreement. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

18. Transfer of Claims. Executive represents and warrants that Executive has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released in paragraph 3 above. Executive agrees to indemnify and hold the Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys’ fees, paralegals’ fees and costs, at all levels), causes of action or judgments based on or arising out of any such undisclosed assignment or transfer. Executive further warrants that there is nothing that would prohibit Executive from entering into this Agreement.

19. Execution of Necessary Documents. Each party shall, upon the request of the other, execute and re-execute, acknowledge and deliver this Agreement and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and, otherwise, shall cooperate to fulfill the terms hereof and enable the other party to effectuate any of the provisions of this Agreement.

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20. No Waiver/All Rights Are Cumulative. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

21. Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

22. Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Electronic Transmissions and Counterparts. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

24. Right of Revocation. Executive has the right to revoke Executive’s release of claims arising under the ADEA within seven (7) days after Executive’s execution of this Agreement (“Revocation Period”) by giving notice in writing of such revocation to GEO to the attention of its General Counsel, 4955 Technology Way, Boca Raton, Florida 33431. As such, the Executive’s release of claims arising under the ADEA will not become effective until the eighth (8th) day following Executive’s signing of this Agreement. In the event that Executive timely revokes Executive’s release of claims arising under the ADEA: (i) the portion of paragraph 3 above addressing the release of claims arising under the ADEA will be deemed null and void; and (ii) the Termination Payments promised to the Executive in paragraph 2 above will be reduced by ninety-nine percent (99%) (the percentage of the Termination Payment attributed to the release of the ADEA claim). All other provisions of this Agreement shall remain in full force and effect, including the waiver of all other claims as set forth in paragraph 3 above.

25. Section 409A. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, GEO shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then GEO and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, GEO determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) for such payment or benefit to comply with the requirements of Code Section 409A, then no such

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payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

Executive represents and warrants that he: (i) has read this Agreement in its entirety; (ii) has been offered a period of twenty-one (21) days to review the Agreement; (iii) has been advised in writing to consult with an attorney; and (iv) fully understands all of terms and conditions of the Agreement, and voluntarily and knowingly assents to all such terms and conditions.

EXECUTIVE:	COMPANY:

George C. Zoley	The GEO Group, Inc.

	By:	/s/ Richard H. Glanton
/s/ George C. Zoley		Richard H. Glanton

Date: May 27, 2021		Date: May 27, 2021

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Exhibit “A”

•	Health Insurance—Blue Cross Blue Shield Freedom Plus Plan

(includes Prescriptions w/Express Scripts)

•	Dental Insurance – Delta Dental

•	Life Insurance:

•	Basic Life—$250,000

•	Additional Term Life—$325,000

•	Short Term Disability—$1,000

•	Long Term Disability—$25,000

•	Paid Time Off – 248 hours

•	Executive Automobile (including insurance and maintenance)

•	Designated Parking Space

•	Corporate Jet – 30 hours per year

•	Travel & Expense Reimbursement

•	Continuation of club membership fees and dues.

•	Cell Phone

•	Computer & Fax Equipment (including home Internet Service)

•	Home Security Cameras & Monitoring (ADT)

•	Executive Assistant (Full Time w/benefits & annual bonus eligible)

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Exhibit “1”

EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

THIS EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT effective as of July 1, 2021 (the “Effective Date”), is by and between George C. Zoley (“Zoley”), and The GEO Group, Inc. (“GEO”), a Florida corporation with its primary place of business at 4955 Technology Way, Boca Raton, Florida 33431 (the “Agreement”). Zoley and GEO are collectively, the “Parties” and individually, a “Party.”

WHEREAS, Zoley has been employed by GEO as its Chief Executive Officer pursuant to that Third Amended and Restated Executive Employment Agreement between Zoley and GEO, dated August 22, 2012 (the “Employment Agreement”);

WHEREAS, Zoley’s Employment Agreement terminated, effective as of June 30, 2021 (the “Commencement Date”) pursuant to the terms of the Separation and Release Agreement between Zoley and GEO, dated ________May_27, 2021 (the “Separation Agreement”);

WHEREAS, from and after the Commencement Date, Zoley is no longer Chief Executive Officer of GEO, but shall be employed by GEO to serve as the Executive Chairman (the “Executive Chairman”) on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Zoley and the GEO agree as follows:

1.	TERMS OF AGREEMENT

Subject to having met the terms and conditions of the Separation Agreement, this Agreement shall commence upon the Effective Date set forth above and shall continue for five (5) years through June 30, 2026 (the “Term”). At the expiration of the Term, this Agreement shall be automatically renewed for additional one (1) year periods, each on the same terms and conditions as herein contained, unless either GEO or Zoley gives written notice to the other party of the intent not to renew this Agreement at least one (1) year prior to the expiration of the then current Term.

2.	POSITION AND DUTIES

During the Term, the GEO hereby agrees to employ Zoley in the position and title of Executive Chairman, and Zoley agrees to be employed in such capacity. Zoley shall report directly to GEO’s Board of Directors and shall perform all duties and responsibilities and will have all authority inherent in the position of Executive Chairman, in a manner consistent with applicable legal and corporate governance standards and shall perform the following duties: (a) regularly attend and preside at Board meetings, (b) chair the annual meeting of GEO’s stockholders, (c) serve on such committees of the Board as may be requested by the Nominating and Corporate Governance Committee of the Board, subject to requisite independence standards, (d) provide all necessary measures in connection with his transition

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out as Chief Executive Officer; (e) assist the incoming Chief Executive Officer in his or her transition as the new Chief Executive Officer; and (e) any other reasonable duties or responsibilities requested by the Board. As Executive Chairman, GEO’s Chief Executive Officer shall report to Zoley. The Board shall have full discretion to provide anything it determines is necessary for Zoley to perform his duties and responsibilities under this Agreement.

3.	COMPENSATION

During the Term, Zoley shall be paid a base salary of one million dollars ($1,000,000) per annum (the “Base Salary”), shall be eligible to receive a target annual performance award equal to 100% of his Base Salary, in accordance with the terms of any plan governing senior management performance awards then in effect as established by the Board (the “Bonus”) and shall receive an annual equity incentive award with a grant date fair value equal to 100% of his Base Salary (the “Equity Award”). Each Equity Award shall be subject to a time-based vesting schedule of one (1) year after grant. (In addition, GEO shall credit Zoley’s account balance under the Amended and Restated Executive Retirement Agreement between Zoley and GEO, dated August 22, 2012 (the “Retirement Agreement”) and fund the rabbi trust that was formed in connection with the Retirement Agreement on an annual basis in an amount equal to 100% of his Base Salary (the “Retirement Credit”). Zoley, his spouse, and qualifying members of his family will be eligible for and will participate in, without action by the Board or any committee thereof, any benefits and perquisites available to executive officers of GEO, including any group health, dental, life insurance, disability, or other form of executive benefit plan or program of GEO now existing or that may be later adopted by GEO, as well as the “Fringe Benefits” as such term is defined in the Separation Agreement (collectively, (the “Executive Benefits”). During the Term, GEO shall pay or reimburse Zoley for all reasonable business-related expenses that he incurs in performing his duties and responsibilities under this Agreement.

4.	TERMINATION OF AGREEMENT

A.

Termination by GEO for Cause or by Zoley without Good Reason.    Upon the termination of Zoley’s employment by GEO for Cause or by Zoley for any reason other than a reason described in Section 4(B) below, Zoley shall be due no further compensation under this Agreement other than what is due and owing through the effective date of such termination.

B.

Termination by GEO Without Cause, by Zoley for Good Reason or Upon Zoley’s Death or Disability. Upon the termination of the Zoley’s employment under this Agreement by GEO without Cause, by Zoley for Good Reason, or as a result of the death or Disability of Zoley (the “Involuntary Termination Date”), GEO shall pay Zoley a termination payment (the “Termination Payment”) equal to two (2) times the sum of (a) Zoley’s Base Salary and (b) the target Bonus. The Termination Payment shall be made within 10 days of such termination. In addition, the unvested portion of any Equity Award will fully vest and GEO will provide Zoley and any of his covered dependents with the Executive Benefits beginning on the date that they are no longer entitled to the Fringe Benefits pursuant to the terms of the Separation Agreement until the ten (10) year anniversary of the Involuntary Termination Date.

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C. Separation Agreement. GEO’s obligations to provide Zoley the consideration set forth in the Retirement Agreement and Section 2 of the Separation Agreement shall survive the termination of this Agreement.

5.	RESTRICTIVE COVENANTS

A.

General. GEO and Zoley hereby acknowledge and agree that (i) Zoley is in possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of GEO (the “Trade Secrets”), (ii) the restrictive covenants contained in this Section 5 are justified by legitimate business interests of GEO, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 5 are reasonably necessary to protect such legitimate business interests of GEO.

B.

Non- Competition. In consideration for the termination payments and benefits that Zoley may receive in accordance with Section 4 of this Agreement, Zoley agrees that during the period of Zoley’s employment with GEO and until three years after the termination of Zoley’s employment with GEO, Zoley will not, directly or indirectly, either (i) on Zoley’s own behalf or as a partner, officer, director, trustee, executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by GEO or any of its majority-owned subsidiaries, or (ii) become an officer, employee or consultant of, or otherwise assume a substantial role or relationship with, any governmental entity, agency or political subdivision that is a client or customer of GEO or any subsidiary or affiliate of GEO; provided, however, that the foregoing shall not be deemed to prevent Zoley from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, Zoley is not deemed to be the beneficial owner of more than 5% of the class of securities that is so publicly traded. During the period of Zoley’s employment and until three years after the termination of Zoley’s employment, Zoley will not, directly or indirectly, on Zoley’s own behalf or as a partner, shareholder, officer, executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any executive of GEO or any of its majority-owned subsidiaries.

C.

Confidentiality. During and following the period of Zoley’s employment with GEO, Zoley will not use for Zoley’s own benefit or for the benefit of others, or divulge to others, any information, Trade Secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of GEO or its subsidiaries or affiliates and which was acquired by Zoley at any time prior to or during the term of Zoley’s employment with GEO, except with the specific prior written consent of GEO.

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D.

Work Product. Zoley agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of GEO and its subsidiaries or affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of GEO and its subsidiaries or affiliates, and all existing or future products or services, which are conceived, developed or made by Zoley (alone or with others) during the term of this Agreement (“Work Product”) belong to GEO. Zoley will cooperate fully in the establishment and maintenance of all rights of GEO and its subsidiaries or affiliates in such Work Product. The provisions of this Section 5(D) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by Zoley after the termination of the Agreement with respect to Work Product created during the term of this Agreement.

E.

Enforcement. The Parties agree and acknowledge that the restrictions contained in this Section 5 are reasonable in scope and duration and are necessary to protect GEO or any of its subsidiaries or affiliates. If any covenant or agreement contained in this Section 5 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified. Zoley agrees and acknowledges that the breach of this Section 5 will cause irreparable injury to GEO or any of its subsidiaries or affiliates and upon the breach of any provision of this Section 5, GEO or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which GEO or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages). In the event of any conflict between the provisions of this Section 5 and the Retirement Agreement, the provisions of this Section 5 shall prevail.

6.	DEFINITIONS

A.

Cause. For purposes of this Agreement, “Cause” shall be deemed to exist if, in the reasonable judgment of the GEO’s Board: (i) Zoley commits fraud, theft or embezzlement against GEO or any subsidiary or affiliate thereof; (ii) Zoley commits a felony or a crime involving moral turpitude; (iii) Zoley breaches any non-competition, confidentiality or non-solicitation agreement with GEO or any subsidiary or affiliate thereof; (iv) Zoley breaches any of the terms of this Agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from GEO; or (v) Zoley engages in gross negligence or willful misconduct that causes material harm to the business and operations of GEO or a subsidiary or affiliate thereof.

B.

Good Reason. For purposes of this Agreement, “Good Reason” shall exist if (i) there is a material reduction in Zoley’s authority, duties or responsibilities hereunder, including any requirement that Zoley is required to report to any person or entity other than the Board;

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(ii) any material reduction to Zoley’s Base Salary, Bonus, Equity Award or Retirement Credit; (iii) GEO requires Zoley to change the geographic location at which he must perform services under this Agreement more than 50 miles from the location at which he was principally employed; or (v) any material breach of this Agreement by GEO; provided, however, Good Reason will only exist if Zoley gives GEO written notice of the existence of the above referenced event within ninety (90) days of the initial existence of such event and GEO fails to remedy such event within 90 days of such notice.

C.

Disability. For purposes of this Agreement, “Disability” means Zoley becomes physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve-month period to perform his duties hereunder on a substantially full-time basis.

7.	REPRESENTATIONS

Zoley hereby represents and warrants to GEO that (i) the execution, delivery and full performance of this Agreement by Zoley does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Zoley is a party or any judgment, order or decree to which Zoley subject; (ii) Zoley is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by Zoley and GEO, this Agreement will be Zoley’s valid and binding obligation, enforceable in accordance with its terms.

8.	ARBITRATION

In the event of any dispute between GEO and Zoley with respect to this Agreement, either party may, in its sole discretion by written notice to the other, require such dispute to be submitted to arbitration before a single arbitrator. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If Zoley is the prevailing party in any such arbitration, he will be entitled to reimbursement by GEO of all reasonable costs and expenses (including attorneys’ fees incurred in such arbitration).

9.	ASSIGNMENT

Neither Party hereto may assign its rights, duties and obligations hereunder without written consent to the other Party.

10.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida without regard to the application of conflicts of laws.

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11.	SURVIVAL OF SEPARATION AGREEMENT

The Parties agree that the terms of the Separation Agreement and the Retirement Agreement shall survive the execution of this Agreement as well as the termination of this Agreement.

12.	WAIVER; AMENDMENTS

A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between GEO and Zoley, duly executed by both Parties.

13.	SEVERABILITY; SURVIVAL

In the event that any provision of this Agreement is found to be void and unenforceable by an arbitrator or a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the Parties’ intention. The provisions of Section 5 (and the restrictive covenants contained therein) shall survive the termination for any reason of this Agreement and/or Zoley’s relationship with GEO.

14.	NOTICES

All notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by Zoley hereunder will be addressed to GEO to the attention of its General Counsel at its main offices, 4955 Technology Way, Boca Raton, Florida 33431. Any notice to be given to Zoley will be addressed to Zoley at Zoley’s residence address last provided by Zoley to GEO. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

15.	HEADINGS

Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

16.	COUNTERPARTS

This Agreement will be executed in two or more counterparts, each of which shall be considered one and the same instrument.

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17.	SECTION 409A

A.

General. It is the intention of the Parties that the benefits and rights to which Zoley is entitled pursuant to this Agreement comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and to the extent that the requirements of Section 409A are applicable thereto, the provisions of this Agreement shall be construed in a manner consistent with that intention. If either Party believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Zoley and on GEO).

B.

Distributions on Account of Separation from Service. To the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Zoley’s service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Zoley within the meaning of Section 409A.

C.

Six Month Delay for Specified Employees. In the event that Zoley is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then the Parties shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Section 409A. In the event that, following such efforts, the GEO determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Section 409A, then no such payment or benefit shall be made before the date that is six months after Zoley’s “separation from service” (as described in Section 409A) (or, if earlier, the date of Zoley’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

D.

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Zoley is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.

Reimbursements and In-Kind Benefits. With respect to reimbursements and in-kind benefits that may be provided under the Agreement (the “Reimbursement Plans”), to the extent any benefits provided under the Reimbursement Plans are subject to Section 409A, the Reimbursement Plans shall meet the following requirements: (i) Reimbursement Plans shall use an objectively determinable, nondiscretionary definition of the expenses eligible for reimbursement or of the in-kind benefits to be provided; (ii) Reimbursement Plans shall provide that the amount of expenses eligible for reimbursement, or in-kind benefits

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provided, during the GEO’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, however, that Reimbursement Plans providing for reimbursement of expenses referred to in Code Section 105(b) shall not fail to meet the requirement of this Section 6(E) solely because such Reimbursement Plans provide for a limit on the amount of expenses that may be reimbursed under such arrangements over some or all of the period in which Reimbursement Plans remain in effect; (iii) the reimbursement of an eligible expense is made on or before the last day of GEO’s taxable year following the taxable year in which the expense was incurred; and (iv) the right to reimbursement or in-kind benefits under the Reimbursement Plans shall not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

EXECUTIVE:		COMPANY:

George C. Zoley		The GEO Group, Inc.

		By:	/s/ Richard H. Glanton
/s/ George C. Zoley			Richard H. Glanton

Date:	May 27, 2021		Date:	May 27, 2021

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